Exhibit 3.1

CERTIFICATE OF DESIGNATION

of

SERIES D PERPETUAL PREFERRED STOCK

of

NN, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

NN, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (“DGCL”), the Board of Directors of the Corporation has duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Corporation’s Restated Certificate of Incorporation, as amended (which authorizes 5,000,000 shares of preferred stock, par value $0.01 per share of the Corporation (the “Preferred Stock”)), the Board of Directors of the Corporation hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock as follows:

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a new series of Preferred Stock designated as the “Series D Preferred Stock”. The number of shares constituting the Series D Preferred Stock will be 65,000.

Section 2. Ranking. The Series D Preferred Stock shall rank, with respect to the payment of dividends and other distributions, including the distribution of assets upon liquidation, dissolution or winding up of the Corporation, (i) senior to the Common Stock and to any other class or series of the Preferred Stock, and (ii) junior to any existing or future secured or unsecured indebtedness of the Corporation.

Section 3. Dividends.

3.1    Holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, and the Corporation shall pay, out of funds lawfully available therefor, cumulative quarterly dividends payable in cash (a “Series D Dividend”) on March 31, June 30, September 30, and December 31 in each year (each such date being referred to as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the Issuance Date, in an amount equal to 10.0% per annum of the Initial Liquidation Preference per share of Series D Preferred Stock (the “Cash Dividend Rate”). The period from the Issuance Date to and including March 31, 2021 and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period”. On any such Dividend Payment Date, if the Series D Dividend is not so paid in cash, the Liquidation Preference per share of Series D Preferred Stock shall be increased by an amount equal to 12.0% per annum (the “Preference Accrual Rate”) on the then current Liquidation Preference per share of Series D Preferred Stock (the “Liquidation Preference Adjustment”). On the Specified Date, the Cash Dividend Rate and the Preference Accrual Rate, expressed as a percentage, shall each increase by an amount equal to 2.5%, and shall continue to increase by an amount equal to 2.5% on each anniversary date following the Specified Date (such increase on the Specified Date and each anniversary thereafter, the “Specified Date Adjustment”). In addition to the foregoing, beginning on the Dividend Payment Date on September 30, 2027 and continuing on every Dividend Payment Date thereafter, the Board of Directors shall declare and the Company shall pay in cash a Series D Dividend unless otherwise prohibited by Delaware law or any then effective credit agreement to which the Corporation is then a party. For so long as any shares of Series D Preferred Stock remain issued and outstanding, the Liquidation Preference per share of Series D Preferred Stock shall continue to be adjusted pursuant to this Section 3.1 on each Dividend Payment Date.

3.2    Series D Dividends shall be payable in arrears on each Dividend Payment Date and shall accrue, whether or not earned or declared, from the most recent Dividend Payment Date, or, in the case of the first Dividend Payment Date, from the Issuance Date. Series D Dividends shall accrue on each outstanding share of Series D Preferred Stock on the basis of twelve 30-day months and a 360-day year, at the Cash Dividend Rate on the basis of the Liquidation Preference with respect to such share, as adjusted by the Liquidation Preference Adjustments that occurred on each Dividend Payment Date for which the Series D Dividend was not paid with respect to such share.

Section 4. Liquidation, Dissolution or Winding Up.

4.1    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series D Preferred Stock shall be entitled to receive, in respect of any shares of Series D Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Securities and before any amount shall be distributed to the holders of Junior Securities, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the Liquidation Preference. If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series D Preferred Stock and the holders of any shares of Parity Securities ranking on a parity with the Series D Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount such Liquidation Distribution and all liquidation preference payable with respect to any such Parity Securities, then the holders of Series D Preferred Stock and such Parity Securities shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

4.2    The Corporation shall provide the holders of Series D Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein with written notice of any Liquidation not less than thirty (30) days prior to the payment date stated therein, which notice shall set forth the payment date, the amount of proceeds to be paid with respect to each share of Series D Preferred Stock and each share of Senior Securities, Parity Securities and Junior Securities in connection therewith; provided that in the case of any involuntary Liquidation, the Corporation shall provide notice within ten (10) Business Days upon the Corporation becoming aware of any instituted proceeding in respect thereof.

4.3    After the payment in cash or proceeds to the holders of shares of the Series D Preferred Stock of the full amount of the Liquidation Distribution with respect to outstanding shares of Series D Preferred Stock, the holders of outstanding shares of Series D Preferred Stock shall have no right or claim, based on their ownership of shares of Series D Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property, as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be, and each holder of shares of the Series D Preferred Stock shall be notified in writing of such distribution and of the value of such other securities or property at least thirty (30) days prior to the scheduled distribution. If, however, holders of a majority of the outstanding shares of Series D Preferred Stock shall give the Board of Directors written notice at least twenty (20) days prior to the scheduled distribution that such holders disagree with the value placed upon such property (other than cash) by the Board of Directors, then such holders and the Board of Directors shall attempt to agree upon a fair market value. Should such holders and the Board of Directors be unable to agree during the five-day period immediately following the giving of the written notice of such disagreement as to the fair market value without the employment of appraisers, then the Corporation, on the one hand, and such holders, on the other hand, shall each select an appraiser experienced in the business of evaluating or appraising the market value of the relevant securities or property other than securities. The appraisers so selected (the “Initial Appraisers”) shall, on or prior to the scheduled distribution, appraise such securities or other property. If the difference between the resulting appraisals is no greater than ten percent of the higher appraisal, then the average of the appraisals shall be deemed the fair market value; otherwise, the Initial Appraisers shall select an additional appraiser (the “Additional Appraiser”), who shall be experienced in a manner similar to the Initial Appraisers. The Additional Appraiser shall then choose from the values determined by the Initial Appraisers the value that the Additional Appraiser considers closest to the fair market value of the property to be distributed, and such value shall be the fair market value. The Corporation shall pay the expenses and fees of each Appraiser. The fair market value determined pursuant to this provision shall apply to all holders of Series D Preferred Stock, including any holders of Series D Preferred Stock not providing notice of a challenge pursuant to this provision.

4.4    For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation (by way of merger, consolidation or otherwise) shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Corporation into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Corporation be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 5. Voting Rights.

5.1    Voting Generally. Except as otherwise set forth herein or to the extent required by the DGCL, the holders of the Series D Preferred Stock shall have no voting rights, and their consent shall not be required for taking any corporate action.

5.2    Adverse Changes. So long as any shares of Series D Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a majority of the shares of Series D Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions by the Corporation, whether or not such approval is required pursuant to the DGCL:

(i)    any amendment or waiver (whether by merger, consolidation or otherwise) of any provision of the Organizational Documents (as defined in the Securities Purchase Agreement) of the Corporation or any of its Subsidiaries, in either case, in a way that materially and adversely affects the rights, preferences and privileges or power of the Series D Preferred Stock;

(ii)    the authorization, creation or issuance of, or the combination or reclassification of any securities into (in each case whether by merger, consolidation, or otherwise), any additional shares of Series D Preferred Stock, any Parity Securities or any Senior Securities or any other class or series of Capital Stock of the Corporation or its Subsidiaries ranking senior to (or otherwise having a priority on payment to), or on a parity basis with, the Series D Preferred Stock as to dividend or distribution rights, redemption rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(iii)    the declaration or payment of any dividend or distribution on, or redemption or repurchase of, any issued and outstanding shares of Common Stock or any other Junior Securities; provided that the Corporation may (a) acquire shares of Common Stock or Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of present or former employees or directors of the Corporation and its Subsidiaries for the purposes of satisfying applicable taxes or netting of applicable exercise price or otherwise as required by any such plan, agreement or arrangement; and (b) acquire Junior Securities as a result of an exchange or conversion of such shares of Junior Securities for any other shares of Junior Securities and purchase any fractional shares of Junior Securities in connection therewith; and

(iv)    the incurrence of Indebtedness, other than (a) any Indebtedness that would be permitted to be incurred under both the New Term Loan and the New ABL, (b) without duplication of the foregoing, any Indebtedness incurred to refinance or replace Indebtedness outstanding on the Issuance Date (including successive refinancings or replacements), in an aggregate principal amount at maturity not to exceed the sum of (1) the principal amount at maturity of the Indebtedness being refinanced, (2) accrued and unpaid interest on the Indebtedness being refinanced, (3) premiums, fees and expenses payable in connection with the repayment of such and provided that after such incurrence the Corporation and its Subsidiaries would not have a Consolidated Net Leverage Ratio greater than 3.50:1.00, and (c) any Indebtedness, the net proceeds of which are contemporaneously used to redeem outstanding shares of Series D Preferred Stock;

(v)    the making of any Dispositions unless (a) such Dispositions are otherwise permitted under the New Term Loan and the New ABL and (b) the Corporation uses the Net Cash Proceeds from such Disposition to permanently repay Indebtedness and extinguish all commitments for the Indebtedness and, insofar as there are any remaining Net Cash Proceeds from any Dispositions after repayment and extinguishment of all such Indebtedness in excess of $25 million, such excess is applied to redeem shares of Series D Preferred Stock;

(vi)    any voluntary Liquidation or bankruptcy filing; and

(vii)    agree to take any of the foregoing actions.

provided, however, that the authorization or creation of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series D Preferred Stock) into, or the issuance of, Junior Securities will not require the vote of the holders of the Series D Preferred Stock as long as the proceeds from any such issuance consist entirely of cash and the net proceeds are used by the Corporation to repay indebtedness of the Corporation and/or its Subsidiaries from any such issuance (after payment of related expenses and underwriting, placement agent or broker fees in connection with such issuance) or to redeem shares of Series D Preferred Stock and/or pay any Series D Dividend, or pursuant to an equity incentive plan.

5.3    Remedies. In addition to, and without limiting, any of the rights and remedies the holders of Series D Preferred Stock would have at law or in equity, in the event of a breach of any provision of Section 5.2 by the Corporation or its Subsidiaries: (a) the Corporation shall be required to give prompt notice of such breach to the holders of Series D Preferred Stock; (b) the then effective Cash Dividend Rate and Preference Accrual Rate shall each increase by an amount equal to 4.0% per annum above the amount otherwise applicable under Section 3.1 hereof (and subject to additional increases pursuant to the terms thereof) from the date such breach first occurred until the date (if any) that the Corporation shall have remedied such breach; and (c) in the event that the Corporation shall not have cured such breach within thirty (30) days of the first occurrence of the breach, each holder of Series D Preferred Stock shall have the right to require the redemption of, and the Corporation shall be required to redeem, any or all of its shares of Series D Preferred Stock in accordance with the terms and procedures set forth in Section 7.2(i)(b).

Section 6. Non-Convertible Stock. The shares of Series D Preferred Stock shall not be convertible into or exchangeable for shares of Common Stock or any other security.

Section 7. Redemption.

7.1    Optional Redemption by the Corporation.

(i)    The Corporation has the option in its sole discretion, from time to time, other than in connection with a Liquidation pursuant to Section 4.1, to redeem all or a portion of (but in no event in increments of fewer than 25,000 shares of Series D Preferred Stock) the then outstanding shares of Series D Preferred Stock at a redemption price per share of Series D Preferred Stock payable in cash on the Optional Redemption Date via wire transfer to an account designated by the holder of Series D Preferred Shares being redeemed in an amount equal to the Liquidation Preference then in effect of such share of Series D Preferred Stock (the “Redemption Price”). If the Corporation redeems only a portion of the then outstanding shares of Series D Preferred Stock, the shares of Series D Preferred Stock subject to such redemption shall be allocated pro rata among the holders of the then outstanding shares of Series D Preferred Stock.

(ii)    The Corporation may exercise its redemption option under this Section 7.1 (or under Section 7.2(ii) in the event of a Change of Control) by delivery of a written notice to the holders of the shares of Series D Preferred Stock (the “Optional Redemption Notice”). Such redemption shall be completed on a date specified in the Optional Redemption Notice, which shall be not less than five (5) Business Days and not more than sixty (60) Business Days following the date of the Optional Redemption Notice (the “Optional Redemption Date”) and may, subject to the Corporation’s discretion, be subject to one or more conditions precedent. The Optional Redemption Notice shall state (a) the Redemption Price, (b) the Optional Redemption Date, (c) that dividends on the shares of Series D Preferred Stock will cease to accrue on the Optional Redemption Date, (d) that the holder is to surrender to the Corporation, in the manner and at the price designated, its shares of Series D Preferred Stock in accordance with the notice and the applicable procedures of any applicable depository or transfer agent, and (e) if fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, then the number of shares of Series D Preferred Stock held by such holder to be redeemed.

7.2    Optional Redemption Upon a Change of Control.

(i)    Redemption at Holder’s Option. If at any time, a Change of Control (as defined in the Securities Purchase Agreement) of the Corporation occurs and there are shares of Series D Preferred Stock then outstanding, each holder shall have the right, at such holder’s option, to require the Corporation to redeem all or a portion of such holder’s shares of Series D Preferred Stock for cash at the Redemption Price then in effect on the Holder Redemption Date.

(a)    The Corporation shall give written notice (the “Redemption Event Notice”) promptly, and in no event later than the applicable Holder Redemption Notice Date, to all holders of record of shares of Series D Preferred Stock. Each Redemption Event Notice shall specify (i) the events causing the Change of Control, (ii) the Redemption Price, (iii) the Holder Redemption Date, and (iv) the procedures that holders must follow in order to require the Corporation to redeem the shares of Series D Preferred Stock, which shall include a form of Demand Notice and delivery instructions for the same.

(b)    Redemption of shares of Series D Preferred Stock pursuant to this Section 7.2(i) shall be made, at the option of the holder, upon written notice (a “Demand Notice”) delivered to the Corporation prior to the Holder Redemption Date that the Corporation redeem in cash all or a portion of the shares of Series D Preferred Stock held by such holder. As promptly as practicable following the date of the applicable Demand Notice (but in no event later than the applicable Holder Redemption Date), each holder shall (i) in the event that the shares of Series D Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and applicable procedures of any depository or transfer agent and no further action on the part of the holders of such stock shall be required, or (ii) in the event that the shares of Series D Preferred Stock are certificated, surrender the certificate or certificates representing the Series D Preferred Stock requested to be redeemed by such holder, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Event Notice. On the applicable Holder Redemption Date, the full Redemption Price for the shares requested to be redeemed shall be paid by the Corporation in cash to the holder as indicated on the Demand Notice and, to the extent such shares are certificated, each surrendered certificate shall be canceled and retired. The Company shall not be permitted to consummate a Change of Control unless all shares of Series D Preferred Stock required to be redeemed under this Section 7.2(i) shall be redeemed prior to or substantially concurrently with the consummation of such Change of Control.

(ii)    Redemption at Corporation’s Option. If at any time a Change of Control (as defined in the Securities Purchase Agreement) of the Corporation occurs and there are shares of Series D Preferred Stock then outstanding, the Corporation shall have the option in its sole discretion, to redeem all or a portion of the then outstanding shares of Series D Preferred Stock, in the manner set forth in Section 7.1(i) above, for cash at the Redemption Price then in effect on the Optional Redemption Date.

7.3    Effect of Redemption. On and after a Redemption Date, all rights of the shares of Series D Preferred Stock to be redeemed and the rights of the holders of such shares with respect to such redeemed shares of Series D Preferred Stock shall terminate with respect thereto on such Redemption Date, other than the right of the holders of the Series D Preferred Stock to receive cash in exchange thereof.

Section 8. Transfer; Registration.

8.1    Restrictive Legend. The shares of Series D Preferred Stock (unless and until registered under the Securities Act of 1933, as amended (the “Securities Act”) or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the Securities and Exchange Commission, as such rule may be amended from time to time (“Rule 144”)), will be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.

8.2    Transferability. Subject to the provisions of Section 8.1, unless otherwise provided in the Securities Purchase Agreement, any holder of Series D Preferred Stock may sell, assign, transfer, pledge or dispose of all or any portion of such holder’s shares of Series D Preferred Stock at any time or from time to time.

8.3    Register; Book Entry Form. The Corporation shall keep at its principal office a register for the registration of Series D Preferred Stock. Any certificate representing Series D Preferred Stock shall be held by the Company (or the Company’s transfer agent) in book-entry form, unless any Holder requests the physical delivery of such certificate. Upon the surrender of any certificate representing Series D Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series D Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series D Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series D Preferred Stock represented by the surrendered certificate.

Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series D Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 10. Definitions.

As used in this Certificate of Designation:

“Additional Appraiser” has the meaning set forth in Section 4.3.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or under common control with such Person; for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Appraiser” means any Initial Appraiser or Additional Appraiser.

“Board of Directors” means the board of directors (including any authorized committee thereof) of the Corporation.

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or on which banking institutions are authorized or required by law or other governmental action to close.

“Capital Stock” means, with respect to any Person, (i) any capital stock of such Person, (ii) any security convertible, with or without consideration, into any capital stock of such Person, (iii) any other shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the capital stock of such Person and (iv) any other equity interest in, or right to vote generally in elections of directors or the comparable governing body of, such Person.

“Cash Dividend Rate” has the meaning set forth in Section 3.1.

“Certificate of Incorporation” means the Corporation’s Restated Certificate of Incorporation, as amended.

“Common Stock” means, collectively, the Corporation’s Common Stock and any Capital Stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Consolidated Net Leverage Ratio” has the meaning given such term in the New Term Loan.

“Demand Notice” has the meaning set forth in Section 7.2(i)(b).

“DGCL” has the meaning set forth in the preamble.

“Dispositions” has the meaning given to such term in the New Term Loan.

“Dividend Payment Date” has the meaning set forth in Section 3.1.

“Dividend Period” has the meaning set forth in Section 3.1.

“holder” of Series D Preferred Stock means a Person in whose name the shares of the Series D Preferred Stock are registered, which Person shall be treated by the Corporation, and any transfer agent, registrar, paying agent and conversion agent of the Corporation, as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series D Preferred Stock in violation of the Securities Purchase Agreement or this Certificate of Designation shall be a holder, and any such transfer agent, registrar, paying agent and conversion agent, as applicable, shall not, unless directed otherwise by the Corporation, recognize any such Person as a holder and the Person in whose name the shares of the Series D Preferred Stock were registered immediately prior to such transfer shall remain the holder of such shares.

“Holder Redemption Date” means the date specified by the Corporation in the Redemption Event Notice, which date shall be no earlier than ten (10) Business Days following the Redemption Event Notice is given.

“Holder Redemption Notice Date” shall be the date on which the Corporation is required to give notice of a Change of Control, which shall be no later than the earlier of (i) ten (10) Business Days prior to a Change of Control or (ii) five (5) Business Days following the entry into any agreement by the Corporation that, if consummated, would result in a Change of Control.

“Indebtedness” has the meaning given to such term in the Term Loan.

“Initial Appraisers” has the meaning set forth in Section 4.3.

“Initial Liquidation Preference” means $1,000 per share of Series D Preferred Stock.

“Issuance Date” means March 22, 2021.

“Junior Securities” means any Capital Stock of the Corporation, except for the Series D Preferred Stock or any other class or series of the Corporation’s Capital Stock which is senior to or pari passu with the Series D Preferred Stock with respect to preference and priority on dividends or liquidation as permitted by the terms of the Series D Preferred Stock hereunder.

“Liquidation Preference” means, with respect to any share of Series D Preferred Stock, on any given date, an amount in cash equal to the greater of (i) the Initial Liquidation Preference as such amount may have been increased for any Liquidation Preference Adjustment and any Specified Date Adjustment, plus, without duplication, all accrued and unpaid distributions or dividends, and (ii) the Minimum Amount.

“Liquidation Preference Adjustment” has the meaning set forth in Section 3.1.

“Minimum Amount” means an amount equal to 140% of the Initial Liquidation Preference.

“New Credit Facility” means (i) that certain Term Loan Credit Agreement, entered into on March 22, 2021, by and between the Company, as borrower, and Oaktree Fund Administration, LLC, as administrative agent (the “New Term Loan”), as in effect on the Issuance Date and (ii) that certain Credit Agreement, entered into on March 22, 2021, by and among the Company, the other loan parties thereto, the lender parties thereto, and JPMorgan Chase Bank, N.A. (the “New ABL”), as in effect on the Issuance Date.

“Optional Redemption Date” has the meaning set forth in Section 7.1(ii).

“Optional Redemption Notice” has the meaning set forth in Section 7.1(ii).

“Parity Securities” means any Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series D Preferred Stock with respect to preference and priority on dividends or liquidation of the Corporation as permitted by the terms of the Series D Preferred Stock hereunder.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Preference Accrual Rate” has the meaning set forth in Section 3.1.

“Redemption Date” means, as applicable, the Optional Redemption Date or Holder Redemption Date.

“Redemption Event Notice” has the meaning set forth in Section 7.2(i)(a).

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of March 22, 2021, among the Corporation and the other parties thereto.

“Senior Securities” means any Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series D Preferred Stock with respect to preference and priority on dividends or liquidation of the Corporation as permitted by the terms of the Series D Preferred Stock hereunder.

“Series D Dividend” has the meaning set forth in Section 3.1.

“Specified Date” means the March 22, 2026.

“Specified Date Adjustment” has the meaning set forth in Section 3.1.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; (b) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the sole or managing member or manager thereof; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes; provided, however, for the avoidance of doubt that the Wuxi JV (as defined in the Securities Purchase Agreement) shall not be considered a Subsidiary of the Corporation for purposes of this Certificate of Designation.

Section 11. Amendment and Waiver. Except as set forth herein, no amendment, modification, alteration, repeal or waiver (whether by merger, consolidation or otherwise) of any provision of this Certificate of Designation shall be binding or effective without the prior written consent of the holders of a majority of the Series D Preferred Stock outstanding at the time such action is taken.

Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Corporation, to its office at NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277 (Attention: General Counsel); (ii) if to any holder, to such holder at the address of such holder as listed in the stock record books of the Corporation; or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

Section 13. Other Rights. The shares of Series D Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 14. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 15. Headings. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 16. Cancellation of Series D Preferred Stock. Any share of Series D Preferred Stock acquired (whether by repurchase, redemption or otherwise) by the Corporation or any of its Subsidiaries shall immediately upon acquisition of such shares of Series D Preferred Stock be cancelled and may not be held in treasury or otherwise by the Corporation or any of its Subsidiaries.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed and acknowledged by the undersigned this 22nd day of March 2021.

NN, INC.

By:	/s/ Matthew S. Heiter
Name:	Matthew S. Heiter
Title:	Senior Vice President, General Counsel and Secretary

Signature Page to

Certificate of Designation of Series D Perpetual Preferred Stock of NN, Inc.